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[________], 2012

CIS Acquisition Ltd.
89 Udaltsova Street, Suite 84
Moscow, Russia 119607

Re:	CIS Acquisition Ltd.

Ladies and Gentlemen::

Reference is made to the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by CIS Acquisition Ltd., a British Virgin Islands company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 5,000,000 units (the “Units”), with each Unit consisting of one ordinary share of the Company, par value $.0001 per share (the “Ordinary Shares”), which ordinary share is designated as a Class A Share (the “Class A Shares”), and one warrant, each warrant to purchase one Ordinary Share (the “Warrants”), (ii) up to 450,000 Units (the “Over-Allotment Units”) which the underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) an option (“Unit Purchase Option”) to purchase up to 350,000 Units granted to Chardan Capital Markets, LLC, the representative of the underwriters, (iv) up to 350,000 Units (“Purchase Option Units”) underlying the Unit Purchase Option, (v) all Ordinary Shares, including the Class A Shares, and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units, (vi) all Ordinary Shares, including the Class A Shares, and all Warrants issued as part of the Units, the Over-Allotment Units and the Purchase Option Units, (vii) all Ordinary Shares issuable upon exercise of the Warrants included in the Units, the Over-Allotment Units and the Purchase Option Units, (viii) the Class B Shares issuable upon automatic conversion of the Class A Shares (the “Class B Shares”) and (ix) Ordinary Shares issuable upon automatic conversion of the Class B Shares.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreement governing the Warrants (the “Warrant Agreement”), the Warrants, the Units, the Unit Purchase Option and the Purchase Option Units contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

Based on the foregoing, we are of the opinion that Warrant Agreement, and each of the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), the Units, the Unit Purchase Option and the Purchase Option Units, if and when issued and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, will be valid and binding obligations of the Company.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

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CIS Acquisition Ltd. [_______], 2012 Page 2

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP